Exhibit 99.1

FOR IMMEDIATE RELEASE

Priveterra Acquisition Corp. Receives Expected Notification from Nasdaq Related to Delayed Quarterly Report

Fort Lauderdale – June 4, 2021 – Priveterra Acquisition Corp. (the “Company”) today announced it received a notice on May 28, 2021 from the Nasdaq Stock Market LLC (“Nasdaq”) indicating that as a result of the Company’s failure to timely file its Quarterly Report on Form 10-Q for the period ended March 31, 2021 (the “Quarterly Report”), the Company no longer complies with the continued listing requirements set forth in Nasdaq Listing Rule 5250(c)(1) (the “Rule”). The notice has no immediate impact on the listing of the Company’s securities, which will continue to trade on the Nasdaq, subject to the Company’s compliance with other applicable continued listing requirements.

As previously disclosed on May 17, 2021 in the Form 12b-25 Notification of Late Filing filed by Priveterra Acquisition Corp. (the “Company”) with the SEC, on April 12, 2021 the Staff of the U.S. Securities and Exchange Commission (the “SEC”) released the “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “Staff Statement”). The Staff Statement sets forth the conclusion of the SEC’s Office of the Chief Accountant that certain provisions included in the warrant agreements entered into by many SPACs, such as the Company, require such warrants to be accounted for as liabilities measured at fair value, rather than as equity securities, with changes in fair value during each financial reporting period reported in earnings. The Company has previously classified its private placement warrants and public warrants as equity.

Given the scope of the process for evaluating the impact of the Staff Statement on the Company’s financial statements, the Company was unable to complete and file its Quarterly Report on Form 10-Q for the period ended March 31, 2021 (the “Quarterly Report”) by the required due date of May 17, 2021. On May 17, 2021, the Company filed a Form 12b-25 Notification of Late Filing with the SEC related to the Quarterly Report. The Company is working diligently to prepare and file the Quarterly Report as soon as reasonably practicable.

The notice advises that under the Nasdaq’s rules, the Company has 60 calendar days from receipt of the Notice, or until July 26, 2021, to submit a plan to regain compliance with the Rule. If Nasdaq accepts the Company's plan, then Nasdaq may grant an exception of up to 180 calendar days from the due date of the Form 10-Q, or until November 22, 2021, to regain compliance.

Forward Looking-Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the search for an initial business combination. No assurance can be given that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Oleg Grodnensky

Priveterra Acquisition Corp.

+1 (754)-220-9229

spac@priveterra.com